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                     U.S.  SECURITIES  AND  EXCHANGE  COMMISSION
                             WASHINGTON,  D.C.  20549
                               __________________


                                    FORM  8-K

                                 CURRENT  REPORT
          Pursuant  to  Section  13  or  15(d)  of  the  Securities  Act of 1934


Date  of  Report  (Date  of  earliest  event  reported):  June  10,  2003
                                                         ------------------


                          HIENERGY  TECHNOLOGIES,  INC.
                -----------------------------------------------
             (Exact  name  of  registrant  as  specified  in  its  charter)


          DELAWARE             0  -  32093              91-2022980
         ----------             ---------               ----------
       (State  or  other       (Commission           (I.R.S.  Employer
        Jurisdiction          File  Number)         Identification  No.)
      of  incorporation)



      1601  ALTON  PARKWAY,  UNIT  B
          IRVINE,  CALIFORNIA                                  92606
     ----------------------------------------               ---------
    (Address  of  principal  executive  offices)            (Zip  Code)


Registrant's  telephone  number,  including  area  code:  949.757.0855
                                                       ----------------


       ---------------------------------------------------------------
   (Former  name  or  former  address,  if  changed  since  last  report)


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ITEM  5.   OTHER  EVENTS  AND  REGULATION  FD  DISCLOSURE

HiEnergy Technologies, Inc. ("we," "us" or the "Company") files this report on Form 8-K to report that


1.  HIENERGY'S  $200,000  CONTRACT  NOT  GRANTED  ON  FINANCIAL  GROUNDS
    -------------------------------------------------------------

The Contract Office of the Naval Surface Warfare Center (NSWC) has declined to enter into a $200,000 contract with HiEnergy, already approved and financed by DARPA, because we have refused to meet the NSWC condition to have at the outset a cash position of $1.8 million. HiEnergy considers that condition as unreasonable. Putting up this amount of cash would require a sudden sale of up to 8,000,000 shares at the time when the stock is at a relatively low point. Dr. Maglich, CEO and Chief Scientist, immediately appealed this NSWC decision to the Secretary of Defense, Donald Rumsfeld, and is seeking a meeting appointment with him.

We believe that a $200,000 contract for a scientific feasibility study of the use of SuperSenzor to detect biological and chemical weapons in sealed containers should properly have been treated as a separate contract, with a much less burdensome requirement of cash on hand necessary to complete performance under the 6-month phase of the contract. A 12-month manufacturing contract to produce such a system is entirely different.

The possibility of entering into this contact was discussed by us in a press release issued on April 30, 2003. HiEnergy had competitively won the scientific contest for this BAA solicited contract for a feasibility study of Supersenzor's ability to detect biological and chemical weapons in sealed containers. The funds of $1.6 million have been allocated by DARPA to NSWC.


We are pursuing any options available to us to obtain a contract solely for the performance the feasibility study. Each of Exhibit 99.1 and 99.2 filed herewith is incorporated herein by this reference.

This situation has no effect on our existing contracts. We continue to perform testing and development of our SuperSenzor technology for an anti-tank landmine detection system under a separate $780,000 contract with the Department of Defense Small Business Innovation Research ("SBIR").

We began work under this two-year contract on January 15, 2003, and at this time the testing and development of the anti-tank landmine detection system is ahead of schedule, which had been for testing in November.

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2.  HIENERGY  SCORES  100%  IN  EXPLOSIVE  DETECTION  THROUGH  STEEL
   -----------------------------------------------------------------

The hitherto undisclosed results of the January 9, 2003 blind field tests in open air with HiEnergy's Minisenzor at the Indian Point, Md., Naval base have been now made available to HiEnergy's scientists

The primary goal of the tests was to determine the ability of HiEnergy's Minisenzor to chemically determine, from the outside, whether or not the filler of an artillery shell or other containers, is an explosive or an inert substance. Minisenzor was a perfect 100%.
                                 ------------

Minisenzor has automatically, without any human intervention, correctly differentiated every explosive from every non-explosive--a score of 100%.
The secondary goal was to identify what specific explosive or what inert substances we tested blindly. Minisenzor got the exact chemical composition of all the inert substances and two explosives were too similar to be distinguished exactly, which made our score come to 80%.

In  one  case,  it  differentiated  TNT  from  Semtex;
in  another,  gasoline  from  Diesel  fuel;
in  a  third,  fertilizer  from  RDX.

In 20% of the cases, Minisenzor could not distinguish between two explosives whose chemical formulas were close to identical.

HiEnergy Scientists consider Minisenzor to be "poor man's Supersenzor", for Supersenzor is projected to be 10 times more accurate. Minisenzor has not been developed as an industrial product but as a test device for the ultimate Supersenzor.

Delivery of the key component of the first portable Supersenzor, 25 lb. in weight, is scheduled for July 10, 2003. Past Supersenzor tests were carried with large, immobile laboratory equipment.



3.  'CARBOMB  FINDER'  -  HiEnergy's  novel  counterterrorism  product
    -----------------------------------------------------------

HiEnergy submits a solicited bid for its new series of remote clandestine detectors of bombs in trunks, seats and engines of parked or moving cars - to a counterterrorist agency of a major European Union country.

In his May 19, 2003 lecture at the counterterrorism police research laboratory of a major country of the European Union, Dr. Bogdan Castle Maglich, Chief Scientist and CEO of HiEnergy Technologies, Inc., described the design and operation of the three models of the Company's new product series - the Carbomb Finder(tm).


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Carbomb  Finder  is  designed  as  a  police-vehicle-borne  Supersenzor ('303'),
Minisenzor('302') or Microsenzor ('301') which will decipher the chemical composition of the contents of other cars through the metallic walls of both the police car and the target vehicle. They are priced at $250,000, 450,000 and $750,000, respectively. The provide clandestine, non-obtrusive, effective searching inside cars.

Interest in Carbomb Finder is significant because the most recent terrorist attacks, those in Casablanca and Riyadh, in which Americans were killed, were carried out by huge car bombs, which are relatively easily detectable with HiEnergy technologies.

The management believes that it can, under appropriate circumstances, capture both the European and Middle East-African markets.



EX.  NO.        EXHIBIT
99.1            HIENERGY  LETTER  DATED  JUNE  10,2003
99.2            HIENERGY  LETERDATED  JUNE  11,  2003


                             SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   HIENERGY  TECHNOLOGIES,  INC.

  June  11,  2003                 By:/S/  Bogdan  C.  Maglich
--------------------                -----------------------------------
     (Date)                         Name:  Bogdan  C.  Maglich,  Chief
                                    Executive  Officer,  Chairman  of  the
                                    Board,  President  and  Treasurer



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